Exhibit 99.1

Unless the context otherwise requires, references to “PBF Logistics LP,” “PBFX,” the “Partnership,” “we,” “us” or “our” may refer to PBF Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. Unless the context otherwise requires, references to “PBF Energy” refer collectively to PBF Energy Inc. and its subsidiaries, other than PBFX, its subsidiaries and its general partner.

Recent Developments

Proposed Delaware City Logistics Acquisition

On April 30, 2015, we announced that we are in advanced discussions with PBF Energy to acquire the Delaware City Products Pipeline and the Delaware City Truck Rack (the “Delaware City Logistics Assets”) from a subsidiary of PBF Energy. Our Conflicts Committee is considering an offer from PBF Energy to sell the assets for a purchase price not to exceed $145 million, payable in a combination of cash and common units.

If our Conflicts Committee reaches agreement with PBF Energy with respect to the Delaware City Logistics Assets, we would expect to enter into a contribution agreement with PBF Energy Company LLC (“PBF LLC”) (the “2015 Contribution Agreement”), pursuant to which it is anticipated that PBF LLC will agree to contribute to us all of the issued and outstanding limited liability company interests of Delaware Pipeline Company LLC (“DPC”) and Delaware City Logistics Company LLC (“DCLC”), for the to be agreed upon purchase price (the “Delaware City Logistics Acquisition”). The Delaware City Logistics Assets consist of the following:

•	Delaware City Products Pipeline. The Delaware City Products Pipeline consists of a 23.4 mile, 16-inch interstate petroleum products pipeline which has a capacity in excess of 125,000 bpd. The pipeline transports refined petroleum products from the Delaware City refinery to Sunoco Logistics’ Twin Oaks pump station at Delaware County, PA, with connections to Buckeye’s Laurel pipeline and Sunoco Logistics’ northeast pipeline systems that serve Western Pennsylvania and New York.

•	Delaware City Truck Rack. The Delaware City Truck Rack is a 15-lane, 76,000 bpd capacity truck loading rack located at PBF Energy’s Delaware City refinery and is utilized to distribute gasoline, distillates and liquefied petroleum gas (“LPGs”).

In addition, if the proposed Delaware City Logistics Acquisition is entered into and consummated, we expect to enter pipeline and terminaling agreements (the “DCR Pipeline and Terminaling Agreements”) with PBF Holding Company LLC (“PBF Holding”) with terms of ten years, under which PBF Holding will be obligated to a minimum throughput commitment of approximately 50,000 bpd for the pipeline for a fee equal to approximately $0.5266 per barrel for all volumes of refined product throughput and for volumes in excess of the minimum throughput commitment. The minimum throughput commitment for the truck rack will be approximately 30,000 bpd for refined clean products with a fee equal to approximately $0.462 per barrel and approximately 5,000 bpd for LPGs with a fee equal to approximately $2.52 per barrel of product loaded up to the minimum throughput commitment and for volumes in excess of the minimum throughput commitment. We also would expect to enter into the Third Amended and Restated Operation and Management Services and Secondment Agreement (the “Third A&R Services Agreement”) and the Third Amended and Restated Omnibus Agreement (the “Third A&R Omnibus Agreement”), which incorporate the Delaware City Logistics Assets into their provisions and increases the annual fees to be paid by the Partnership from $4.4 million to $4.5 million under the Third A&R Services Agreement and from $4.7 million to $4.85 million under the Third A&R Omnibus Agreement.

The proposed Delaware City Logistics Acquisition is subject to negotiation and execution of a definitive contribution agreement that will include various closing conditions, the commercial and other agreements described above and other documents. There can be no assurances that our Conflicts Committee will reach agreement with PBF Energy regarding the Delaware City Logistics Assets and that any definitive agreements will be entered into or closing conditions will be satisfied, or that the entry into and consummation of the proposed Delaware City Logistics Acquisition will occur on the anticipated timeframe, or at all. If we are able to reach agreement with PBF Energy on the proposed Delaware City Logistics Acquisition, we would anticipate the transaction closing within 10-45 days of the execution of the definitive contribution agreement.

Summary Consolidated Historical and Pro Forma Financial and Operating Data

The following table presents summary historical consolidated financial and operating data of PBFX and PBFX MLP Predecessor, or our Predecessor, our predecessor for accounting purposes, for the periods and as of the dates presented. The summary historical financial data for the years ended December 31, 2013 and 2012 are derived from the audited consolidated financial statements of our Predecessor. The summary historical financial data for the 2014 period presented through May 13, 2014 is derived from the combined financial results of our Predecessor. The period beginning May 14, 2014 through, and as of, December 31, 2014 is derived from the consolidated financial results of PBFX. The historical financial data as of and for the periods ended March 31, 2015 and 2014, has been derived from the unaudited condensed consolidated financial statements of PBFX and our Predecessor, respectively.

During 2014, we completed transactions with PBF LLC for the acquisitions of the DCR West Rack, the Toledo Storage Facility and the propane loading facility at our Toledo Storage Facility (collectively the “2014 Acquisitions from PBF”). These transactions were transfers between entities under common control. Accordingly, the financial information of our Predecessor and PBFX has been retrospectively adjusted to include the historical results of the assets acquired in the 2014 Acquisitions from PBF prior to the effective date of each acquisition. Please see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and our audited consolidated financial statements and related notes thereto.

The summary unaudited pro forma financial data of PBFX as of and for the three months ended March 31, 2015 and the supplemental unaudited pro forma financial data of PBFX for the last twelve months ended March 31, 2015 have been prepared to demonstrate how our historical consolidated financial statements would have been impacted assuming this offering and the proposed Delaware City Logistics Acquisition had occurred as of and for the periods indicated below. The summary unaudited pro forma financial data as of and for the three months ended March 31, 2015 was derived by applying pro forma adjustments to the condensed consolidated financial statements. The summary unaudited supplemental pro forma financial data as of and for the last twelve months ended March 31, 2015 was derived by applying pro forma adjustments to the historical consolidated last twelve month information (derived from the year end December 31, 2014 consolidated statement of operations, less the three months ended March 31, 2014 consolidated statement of operations plus the three months ended March 31, 2015 consolidated statement of operations). The summary unaudited pro forma financial data gives effect to the completion of this offering and the proposed Delaware City Logistics Acquisition as if they had occurred on March 31, 2015 in the case of the balance sheet data and as of the beginning of each of the periods presented in the case of the statement of operations data and other data set forth below. The summary unaudited pro forma financial data and unaudited supplemental pro forma financial data is provided for illustrative purposes only and is not intended to represent or be indicative of our consolidated results of operations or financial position that would have been recorded had the proposed Delaware City Logistics Acquisition and this offering been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position.

There are material differences in the way our Predecessor recorded revenues and the way PBFX records revenues since completion of the initial public offering of PBFX completed on March 14, 2014 (the “IPO”) and following the 2014 Acquisitions from

PBF. Our assets, including the DCR West Rack and the Toledo Storage Facility, were historically part of the integrated operations of PBF Energy, and our Predecessor generally recognized only the costs and did not record revenue associated with the operations of these assets on an intercompany basis. Accordingly, we do not reflect any revenues in our Predecessor historical combined financial statements. For this reason, as well as the other factors described in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, our results of operations may not be comparable to our Predecessor’s historical results.

The following table presents non-GAAP financial measures, such as EBITDA, Adjusted EBITDA and distributable cash flow, which we use in our business as important supplemental measures of our operating performance. We explain these measures below and under ‘‘Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations” and “—Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and provide below a reconciliation of each to net income or net cash provided by (used in) operating activities, the most directly comparable financial measures calculated and presented in accordance with GAAP.

For a detailed discussion of the historical information presented in the following table, please read “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. The following table should also be read in conjunction with “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” and our historical audited and unaudited interim consolidated financial statements and related notes. Among other things, those pro forma and historical consolidated financial statements include more detailed information regarding the basis of presentation for the information below.

	Pro Forma*		Historical
	Three months ended March 31,	Last twelve months ended March 31,	Three months ended March 31,		Year ended December 31,
	2015	2015	2015	2014 Predecessor	2014	2013 Predecessor	2012 Predecessor
	(in thousands)
Statement of operations data:
Revenue from affiliates(1)	$35,316	$99,663	$30,565	$—	$49,830	$—	$—
Operating costs and expenses:
Operating and maintenance expenses	8,519	30,049	7,481	4,006	22,364	13,911	7,558
General and administrative expenses	3,150	10,792	2,963	693	7,766	2,024	665
Depreciation and amortization	1,633	5,245	1,447	676	3,731	2,366	944

Total costs and expenses	13,302	46,086	11,891	5,375	33,861	18,301	9,167
Income (loss) from operations	22,014	53,577	18,674	(5,375)	15,969	(18,301)	(9,167)
Other income (expense):
Interest expense, net	(6,255)	(25,381)	(1,803)	—	(2,312)	—	—
Amortization of loan fees	(318)	(1,152)	(162)	—	(365)	—	—

Net income (loss)	15,441	27,044	16,709	(5,375)	13,292	(18,301)	(9,167)
Less: Net loss attributable to Predecessor	—	(11,948)	—	$(5,375)	(16,672)	$(18,301)	$(9,167)

Limited partners’ interest in net income attributable to the Partnership	$15,441	$38,992	$16,709		$29,964

	Pro Forma*		Historical
	Three months ended March 31,	Last twelve months ended March 31,	Three months ended March 31,		Year ended December 31,
	2015	2015	2015	2014 Predecessor	2014	2013 Predecessor	2012 Predecessor
	(in thousands)
Balance Sheet Data (at period end):
Total assets	$402,587	$402,587	$402,277	$93,130	$393,951	$85,626	$23,557
Total debt (including Term Loan)	607,400	607,400	510,000	—	510,000	—	—
Net debt(2)	372,957	372,957	254,882	—	260,905	—	—
Cash Flows Data:
Net Cash provided by (used in):
Operating activities			$16,912	$(4,699)	$7,568	$(15,935)	$(8,223)
Investing activities			(13)	(9,384)	(282,144)	(46,247)	(24,377)
Financing activities			(10,885)	14,083	288,741	62,182	32,600

Increase in cash and cash equivalents			$6,014	$—	$14,165	$—	$—
Other Data:
EBITDA(2)	$23,647	$58,822	$20,121	$(4,699)	$19,700	$(15,935)	$(8,223)
Adjusted EBITDA(2)(3)	24,407	97,628	N/A	N/A	N/A	N/A	N/A
Distributable cash flow(2)	18,322	40,919	19,248	N/A	32,801	N/A	N/A
Capital expenditures:
Expansion	$17	$34,188	$17	$9,384	$43,520	$44,343	$22,783
Maintenance	59	4,282	—	—	3,695	1,904	1,594

Total Capital Expenditures	$76	$38,470	$17	$9,384	$47,215	$46,247	$24,377

*	The summary unaudited supplemental pro forma financial data for the last twelve months ended March 31, 2015 reflects a period not prescribed by GAAP but provides information for a supplemental period that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating results over the last twelve month period. We believe that the presentation of this period provides useful information to investors in assessing our financial condition and results of operations for the most recent consecutive twelve months. The historical consolidated last twelve month information is derived from the year end December 31, 2014 consolidated statement of operations, less the three months ended March 31, 2014 consolidated statement of operations plus the three months ended March 31, 2015 consolidated statement of operations. The pro forma financial data is provided for illustrative purposes only and is not intended to represent or be indicative of our consolidated results of operations or financial position, and should not be taken as representative of future results of operations or financial position.
(1)	Prior to the IPO, our business was a part of the integrated operations of PBF Energy and the Predecessor generally recognized only the costs and did not record revenue associated with the transportation, terminaling or storage services provided to PBF Energy on an intercompany basis. Following the closing of the IPO, our revenues are generated by commercial agreements with PBF Energy.
(2)	We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. We define distributable cash flow as EBITDA plus non-cash unit-based compensation expense, less net cash paid for interest, maintenance capital expenditures and income taxes, to analyze our performance. Distributable cash flow does not reflect changes in working capital balances. We define net debt as total debt less cash and cash equivalents and marketable securities which collateralize our Term Loan.

EBITDA, Adjusted EBITDA, distributable cash flow and net debt are not measures prescribed by GAAP but are supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance and provides investors with an enhanced perspective of the operating performance of our assets and the cash our business is generating. EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these items may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. EBITDA is reconciled to net income (loss) in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. As our Predecessor did not have distributable cash flows, a reconciliation to its most directly comparable GAAP financial measure has not been provided for the period prior to the IPO on May 14, 2014.

We believe that the presentation of net debt will provide useful information to investors as it shows our debt obligations on a more comparable basis, period to period less cash and cash equivalents and marketable securities which fully collateralize our Term Loan.

(3)	Adjusted EBITDA reflects pro forma EBITDA adjusted assuming all of the assets of PBFX were operating during, and the proposed Delaware City Logistics Acquisition had occurred as of, the beginning of each of the periods presented. Such Adjusted EBITDA provides supplemental pro forma financial information which we believe is a useful indicator of our future expected results for periods, subsequent to the completion of the proposed Delaware City Logistics Acquisition.

Adjusted EBITDA:

i.	assumes the completion of the proposed Delaware City Logistics Acquisition, that all of the Partnership’s assets were in service and the corresponding agreements between the Partnership and PBF Holding were in place as of the beginning of each period presented;

ii.	reflects an adjustment to unit-based compensation expense for accelerated vesting for certain executive officers and members of management, upon their retirement from the Partnership and other one-time administrative costs; and

iii.	assumes revenues, cost of sales and expenses were adjusted to include all of the Partnership’s assets and related commercial agreements as if they were operating and in place as of April 1, 2014, as follows:

•	Revenues: assumes incremental full year revenue based on current minimum volume commitments for all assets, using commercial agreement rates for the entire period:

•	of approximately $10.1 million for the DCR Rail Terminal;

•	of approximately $0.3 million for the Toledo Truck Terminal;

•	of approximately $16.0 million for the DCR West Rack; and

•	of approximately $18.4 million for the Toledo Storage Facility.

•	Operating expenses: assumes incremental expenses associated with the proposed amendment to the Second A&R Services Agreement for the entire period of $2.7 million. Also, adjusted for incremental third party operating costs for the entire period of $3.0 million, based on minimum volume commitments.

•	General and administrative expenses: assumes incremental expenses associated with the proposed Second A&R Omnibus Agreement and incremental third party related expenses associated with being a public entity of approximately $5.5 million.

The following table reconciles net income (loss) to EBITDA and net debt to total debt for the periods presented and to Adjusted EBITDA for the periods ending subsequent to the IPO on May 14, 2014:

	Pro Forma		Historical
	Three months ended March 31,	Last twelve months ended March 31,	Three months ended March 31,		Year ended December 31,
	2015(a)	2015(b)	2015	2014 Predecessor	2014	2013 Predecessor	2012 Predecessor
	(in thousands)
Net income (loss)	$15,441	$27,044	$16,709	$(5,375)	$13,292	$(18,301)	$(9,167)
Interest expense, net	6,255	25,381	1,803	—	2,312	—	—
Amortization of loan fees	318	1,152	162	—	365	—	—
Depreciation and amortization	1,633	5,245	1,447	676	3,731	2,366	944

EBITDA	23,647	58,822	20,121	$(4,699)	19,700	$(15,935)	$(8,223)

Less: Predecessor EBITDA	—	(5,462)	—		(14,327)

EBITDA attributable to PBFX	23,647	64,284	20,121		34,027
Add: Pro forma annualized three month information(b)	—	33,344	—		—
Add: Adjustment for accelerated vesting of phantom units and other(b)	760	—	—		—

Adjusted EBITDA	$24,407	$97,628	$20,121		$34,027

Total Debt	$607,400	$607,400	$510,000	$—	$510,000	$—	$—
Less: cash and cash equivalents	504	504	20,179	—	14,165	—	—
Less: marketable securities	233,939	233,939	234,939	—	234,930	—	—

Net Debt	$372,957	$372,957	$254,882	$—	$260,905	$—	$—

(a)	Reflects increases in pro forma revenues of $4.8 million, operating expenses of $1.0 million, and general and administrative expenses of $0.2 million for the three months ended March 31, 2015 related to the proposed Delaware City Logistics Acquisition. Reflects increases in pro forma revenues of $19.3 million, operating expenses of $4.2 million, and general and administrative expenses of $0.8 million for the last twelve months ended March 31, 2015 related to the proposed Delaware City Logistics Acquisition.

(b)	See footnote (3).